Exhibit 99.1

National Financial Partners Announces Fourth Quarter Results

Financial Highlights*	4Q 2006	4Q 2005	% Change	FY 2006	FY 2005	% Change
($ in millions, except per share data)
Revenue	309.5	290.4	6.6%	1,077.1	891.4	20.8%
Net income	17.9	21.1	-15.2%	57.6	56.2	2.5%
Net income per diluted share	0.44	0.54	-18.5%	1.43	1.48	-3.4%
Cash Earnings	32.3	32.6	-0.9%	105.4	95.8	10.0%
Cash Earnings per diluted share	0.79	0.83	-4.8%	2.61	2.52	3.6%
“Same store” revenue growth	-7.2%	31.6%		5.4%	22.4%
“Same store” net revenue growth	-10.6%	20.5%		1.4%	17.0%
Acquired base earnings	3.5	0.5		24.6	26.3

* This summary includes financial measures not calculated based on generally accepted accounting principles.

NEW YORK, NY – February 13, 2007 – National Financial Partners Corp. (NYSE: NFP), a national network of independent financial advisors specializing in life insurance and wealth transfer, corporate and executive benefits, and financial planning and investment advisory services, today reported financial results for the fourth quarter ended December 31, 2006.

Fourth quarter 2006 net income was $17.9 million, or $0.44 per diluted share. Fourth quarter 2006 cash earnings were $32.3 million, or $0.79 per diluted share. (Cash earnings is a non-GAAP number, which the Company defines as net income excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. A full reconciliation of net income to cash earnings is provided in the attached tables.) Net income and cash earnings declined as a result of negative “same store” revenue growth and higher cost of services (commissions and fees expense and operating expense), offset in part by additional revenue from acquired firms and decreased management fee expense. In addition, the fourth quarter of 2005 results benefited from a $6.6 million gain on the sale of subsidiaries and $2.3 million in key person life insurance net proceeds. More detailed financial information can be found in the Company’s quarterly financial supplement, which is available on the Company’s Web site at www.nfp.com.

Jessica Bibliowicz, Chairman and Chief Executive Officer said: “Despite the challenging comparison with last year’s strong fourth quarter, our firms produced solid results by providing the best product solutions to their clients and focusing on future growth opportunities. Our acquisition activity has remained strong and we are pleased that the number of high quality firms that join NFP continues to grow.”

Ms. Bibliowicz continued, “We believe that the capital management transactions executed in January will provide for a more efficient capital structure and enhance shareholder returns. We continue to target 20% cash earnings per share growth over the long term.”

Acquisitions

As a leading independent distributor of financial service products, the Company operates a national distribution network with over 175 owned firms. Understanding the Company’s acquisition program is essential to understanding the Company’s operating results.

Full Year 2006:

The Company completed twenty-three acquisitions (including five sub-acquisitions) representing $24.6 million in base earnings and approximately $80.6 million in 2005 revenue, the most recent full year prior to acquisition. (The term base earnings represents the cumulative preferred portion of the pre-tax earnings before owners' compensation of acquired firms that the Company capitalizes at the time of acquisition.) Of the 2006 acquisitions, two were completed in December and represent $3.2 million of acquired base earnings. Due to the timing of these two transactions, management considers them part of the 2007 acquired base earnings objective. The aggregate consideration paid by the Company for acquisitions completed in 2006 included $96.2 million in cash and the issuance of approximately 981,000 shares of NFP common stock.

January 1, 2007 through February 13, 2007:

In addition to the previously announced acquisitions, the Company has completed three sub-acquisitions representing $0.6 million in base earnings. To date, the Company has completed transactions representing ten acquisitions, which include six benefits firms (three of which are sub-acquisitions), three brokerage acquisitions (two of which are sub-acquisitions) and one estate planning firm. In aggregate, these firms represent $13.8 million in acquired base earnings, of which $6.4 million and $7.4 million is effective January 2007 and February 2007, respectively. In 2006, these acquisitions generated approximately $40.9 million in revenue. The aggregate consideration paid by the Company for these firms included approximately $68.8 million in cash and the issuance of approximately 462,000 shares of NFP common stock. Including the two firms acquired in December 2006, the Company has acquired $17.0 million in base earnings towards its 2007 objective.

Ms. Bibliowicz commented, “Our 2006 acquisitions provided diversification across all markets, particularly benefits, and included platform firms that will foster cross-selling opportunities within the NFP network. Looking forward to the remainder of 2007, we are on track to reach or exceed our acquisition budget of $20 million. The December 2006 and year-to-date 2007 acquisitions enhance our diversification, growth prospects and product expertise. The acquisition pipeline remains healthy.”

Fourth Quarter Results

Revenue increased $19.1 million, or 6.6%, to $309.5 million in the fourth quarter of 2006. Components of the increase include:

•	$24.2 million of revenue growth from firms acquired subsequent to the start of the fourth quarter of 2005; and
•	revenue growth of $15.0 million, or 32.1%, to $61.7 million from NFP Insurance Services, Inc. ("NFPISI") and NFP Securities, Inc. ("NFPSI").

These increases in revenue were offset by a "same store" revenue decline of $18.0 million, or negative 7.2%, to $230.9 million, largely due to a reduction in life insurance sales, and adjustments for dispositions and eliminations. Firms in “same store” include all firms that were a part of NFP for at least four full quarters at the beginning of the fourth quarter of 2006, excluding dispositions.  A more detailed definition can be found in the Company’s financial supplement, which is available on the Company’s Web site at www.nfp.com.

Gross margin before management fees was $126.3 million in the fourth quarter of 2006, a decrease of $13.6 million, or 9.7% over the prior year period. Gross margin after management fees was $58.6 million in the fourth quarter of 2006, an increase of $10.6 million, or 22.1% over the prior year period. As a percentage of revenue, gross margin after management fees was 18.9% in the fourth quarter of 2006 compared with 16.5% a year ago. The increase in gross margin percentage was the result of lower management fees partially offset by increased commissions and fees expense and increased operating expense. The increase in commissions and fees expense was largely due to higher payouts across the Company’s firms, increased production with third-party producers and other non-affiliated firms, and a larger portion of revenue provided by wholesale operations, which typically have higher payouts and have also been subject to increased competitive factors. Operating expenses at the firm level increased due largely to increased compensation and benefits. Effective in 2006, in accordance with new accounting rules for stock-based compensation, the Company included $0.9 million of stock-based compensation for firm activities and operations in fourth quarter 2006 cost of services. All stock-based compensation for periods prior to January 1, 2006 was included in corporate general and administrative expense (“G&A”).

Management fees as a percentage of gross margin before management fees was 53.6% in the fourth quarter of 2006 versus 65.7% a year ago. The decrease was largely the result of the unusually high management fee percentage in the fourth quarter of 2005 due to a $6.1 million management fee expense related to the change in management fee calculation, a significant level of production from firms in which the principal has a high economic interest, and strong fourth quarter results relative to earlier in the year. The Company’s firms are rewarded for achieving growth targets based on three-year performance. These three-year cycles result in accruals for potential incentive payments. In the fourth quarter of 2006, incentive payment accruals were $6.7 million versus $7.1 million a year ago. Incentive accruals represented 5.3% of gross margin before management fees in the quarter compared with 5.1% a year ago. The decrease in the accrual was the result of slowed growth in firm earnings partially offset by more firms being in an incentive cycle.

G&A increased 15.6% to $12.6 million in the fourth quarter of 2006 from $10.9 million in the prior year period. As a percentage of revenue, G&A was 4.1% in the fourth quarter of 2006 versus 3.8% in the fourth quarter of 2005. G&A increased largely as the result of growth in the Company’s cost structure, particularly in the areas of compliance, internal audit, accounting, technology, and human resources to support growth and meet increased regulatory needs. Included in G&A was stock-based compensation of $1.7 million for the fourth quarter of 2006 versus $1.4 million in the prior year period.

Fourth quarter 2006 G&A also included $0.5 million of expense for legal fees related to the New York Attorney General’s investigation of the Company’s life settlements business. This investigation is ongoing, the Company continues to cooperate, and the Company expects additional costs will be incurred in 2007.

In the fourth quarter, the Company took a $4.5 million impairment charge related to two firms, one of which had not been previously impaired. The Company reviews and evaluates the financial and operating results of its acquired firms on a firm-by-firm basis throughout the year.

The effective income tax rate in the fourth quarter of 2006 was 45.0% compared with 39.9% in the 2005 quarter. The full year 2006 estimated effective tax rate was 43.2%, compared with the full year 2005 effective tax rate of 42.1%. The fourth quarter 2006 tax rate was higher due to an increase in the full year tax rate, which was the result of higher nondeductible expenses largely related to the fourth quarter impairments.

Recent Events

In January 2007, the Company completed a number of transactions including the issuance of $230 million of convertible senior notes, a 1.85 million share secondary public offering and a 2.3 million private share repurchase. Concurrent with the convertible notes issuance, the Company entered into convertible note hedge and warrant transactions, which are expected to reduce the potential dilution to the Company’s stock upon future conversions of the convertible notes. The use of the net proceeds from the convertible notes issuance included approximately $21.9 million for the net cost of the hedge and warrant transactions, $106.6 million for the share repurchase, and the balance for the repayment of a portion of the outstanding amounts under the Company’s credit facility.

Earnings Conference Call

The Company will conduct its fourth quarter 2006 earnings conference call and audio webcast on February 14, 2007, from 9:00 to 10:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To access the call, dial (617) 213-8049 (when prompted, callers should provide the access code NFP). To listen to the conference call over the Internet, visit www.nfp.com (through a link on the Investor Relations page). The conference call will be available for replay via telephone and Internet for a period of approximately 90 days. To listen to a replay of the conference call via telephone, dial (888) 286-8010. The access code for the replay is 58015657. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Reconciliation of Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share. Cash earnings are defined as net income, excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. Cash earnings per diluted share are calculated by dividing cash earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. The Company also uses non-GAAP measures called gross margin before management fees and gross margin before management fees as a percentage of revenue. The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively. Gross margin before management fees and gross margin before management fees as a percentage of revenue should not be viewed as substitutes for GAAP gross margin and GAAP gross margin as a percentage of revenue, respectively. A full reconciliation of net income to cash earnings and gross margin to gross margin before management fees is provided in the attached tables as well as the Company’s quarterly financial supplement, which is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, National Financial Partners Corp. (“NFP”) is a leading independent distributor of financial services products to high net worth individuals and entrepreneurial companies. NFP is headquartered in New York and operates a distribution network of over 175 firms.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "anticipate," "expect," "intend," "plan," "believe," "estimate," "may," "will" and "continue" and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP's operations. These forward-looking statements are based on management's current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include: (1) NFP's success in acquiring high quality independent financial services distribution firms, (2) the performance of NFP's firms following acquisition, (3) competition in the business of providing financial services to the high net worth and entrepreneurial corporate markets, (4) NFP's ability, through its operating structure, to respond quickly to operational or financial situations and to grow its business, (5) NFP's ability to effectively manage its business through the principals of its firms, (6) changes in tax laws, including the elimination or modification of the federal estate tax and any change in the tax treatment of life insurance products, (7) changes in the pricing, design or underwriting of insurance products, (8) changes in premiums and commission rates, (9) adverse developments in the insurance markets in which NFP operates, resulting in fewer sales of insurance-related products, (10) adverse results or other consequences from litigation, arbitration or regulatory investigations, including those related to compensation agreements with insurance companies and activities within the life settlements industry, (11) uncertainty in the insurance and life settlements industries arising from investigations into certain business practices by various governmental authorities and related litigation, (12) the reduction of NFP's revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements, (13) changes in interest rates or general economic conditions, (14) the impact of legislation or regulations in jurisdictions in which NFP's subsidiaries operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers, (15) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal reviews of business practices and regulatory investigations, and (16) other factors described in NFP's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:
Investor Relations:	Media Relations:
Liz Werner	Elizabeth Fogerty
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4084	212-301-4062

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited - in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenue:
Commissions and fees	$309,469	$290,367	$1,077,113	$891,446

Cost of services:
Commissions and fees	97,310	74,983	348,062	247,810
Operating expenses	85,842	75,504	311,872	259,859
Management fees	67,749	91,928	217,934	208,613

Total cost of services (excludes amortization and depreciation shown separately below)	250,901	242,415	877,868	716,282

Gross margin	58,568	47,952	199,245	175,164

Corporate and other expenses:
General and administrative (1)	12,593	10,926	51,274	45,763
Amortization of intangibles	7,332	6,297	27,984	23,709
Impairment of goodwill and intangible assets	4,548	2,955	10,745	8,057
Depreciation	2,481	2,244	9,136	7,815
(Gain) loss on sale of subsidiaries	(38)	(6,615)	34	(6,298)
Total corporate and other expenses	26,916	15,807	99,173	79,046

Income from operations	31,652	32,145	100,072	96,118

Net interest and other	950	2,955	1,289	895

Income before income taxes	32,602	35,100	101,361	97,013

Income tax expense	14,671	14,004	43,783	40,831

Net income	$17,931	$21,096	$57,578	$56,182

Earnings per share:
Basic	$0.46	$0.57	$1.52	$1.57

Diluted	$0.44	$0.54	$1.43	$1.48

Weighted average shares outstanding:
Basic	38,569	36,781	37,850	35,679

Diluted	40,934	39,280	40,344	38,036

(1) Certain reclassifications have been made to conform to the current period presentation.

CALCULATION OF GROSS MARGIN

(Unaudited - in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Total revenue	$309,469	$290,367	$1,077,113	$891,446
Cost of services (excludes management fees, amortization and depreciation):
Commissions and fees	97,310	74,983	348,062	247,810
Operating expenses	85,842	75,504	311,872	259,859

Gross margin before management fees	126,317	139,880	417,179	383,777
Management fees	67,749	91,928	217,934	208,613

Gross margin	$58,568	$47,952	$199,245	$175,164

Gross margin as percentage of total revenue	18.9%	16.5%	18.5%	19.6%
Gross margin before management fees as percentage of total revenue	40.8%	48.2%	38.7%	43.1%
Management fees, as a percentage of gross margin before management fees	53.6%	65.7%	52.2%	54.4%

RECONCILIATION OF NET INCOME TO CASH EARNINGS

(Unaudited - in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
GAAP Net Income	$17,931	$21,096	$57,578	$56,182
Amortization of intangibles	7,332	6,297	27,984	23,709
Depreciation	2,481	2,244	9,136	7,815
Impairment of goodwill and intangible assets	4,548	2,955	10,745	8,057

Cash Earnings	$32,292	$32,592	$105,443	$95,763
GAAP Net Income per share - diluted	$0.44	$0.54	$1.43	$1.48
Amortization of intangibles	0.18	0.16	0.69	0.62
Depreciation	0.06	0.06	0.23	0.21
Impairment of goodwill and intangible assets	0.11	0.08	0.27	0.21

Cash Earnings per share - diluted (1)	$0.79	$0.83	$2.61	$2.52

 ______________

(1) The sum of the per-share components of cash earnings per share - diluted may not agree to cash earnings per share - diluted due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited - in thousands)

	December 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$98,206	$105,761
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	57,443	52,407
Current receivables	141,866	115,279
Other current assets	24,144	19,396

Total current assets	321,659	292,843
Intangibles, net	390,252	340,969
Goodwill, net	466,391	357,353
Deferred tax assets	17,726	17,726
Other non-current assets	41,016	37,747

Total assets	$1,237,044	$1,046,638

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$57,581	$55,047
Borrowings	83,000	40,000
Other current liabilities (1)	191,547	170,044

Total current liabilities	332,128	265,091
Deferred tax liabilities	105,163	100,011
Other non-current liabilities (1)	24,881	21,851

Total liabilities	462,172	386,953

STOCKHOLDERS’ EQUITY
Common stock at par value	4,019	3,822
Additional paid-in capital	706,512	623,102
Retained earnings	101,281	67,808
Treasury stock	(36,940)	(35,047)

Total stockholders’ equity	774,872	659,685

Total liabilities and stockholders’ equity	$1,237,044	$1,046,638

(1) Certain reclassifications have been made to conform to the current period presentation.